Exhibit 23.2

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bit Brother Limited:

We consent to the use in this Registration Statement Form F-3 of Bit Brother Limited of our reports dated August 22, 2022, with respect to the consolidated financial statements and schedule of Bit Brother Limited and the effectiveness of internal control over financial reporting of Bit Brother Limited included in its Annual Report (Form 20-F) for the year ended June 30, 2022, filed with the Securities and Exchange Commission.

/s/ Centurion ZD CPA & Co

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, January 16, 2024